Exhibit 99.1

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Constellation Brands Completes Sale of
Canadian Wine Business

VICTOR, N.Y., Dec. 19, 2016 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that it has completed the sale of its Canadian wine business to Ontario Teachers’ Pension Plan, the largest single-profession pension plan in Canada. The transaction, which includes Canadian wine brands such as Jackson-Triggs and Inniskillin, wineries, vineyards, offices, facilities, and Wine Rack retail stores, is valued at approximately C$1.03 billion. The company received cash proceeds, net of repayment of outstanding debt, of approximately C$765 million, subject to post-closing adjustments. The sale of the Canadian wine business aligns with the company’s focus on driving higher growth, higher-margin business activities, and its capital allocation strategy, which includes returning value to shareholders through cash dividends and share repurchases, and making select, value-creating acquisitions while operating at a targeted leverage ratio.
The company expects to provide additional financial information related to the transaction in connection with its fiscal third quarter 2017 report of financial results.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B), a Fortune 500® company, is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. Constellation is the No. 3 beer company in the U.S. with high-end, iconic imported brands such as Corona Extra, Corona Light, Modelo Especial, Modelo Negra and Pacifico. The company’s beer portfolio also includes Ballast Point, one of the most awarded craft brewers in the U.S. In addition, Constellation is the world’s leader in premium wine, selling great brands that people love, including Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Franciscan Estate, Ruffino and The Prisoner. The company’s premium spirits brands include SVEDKA Vodka, Casa Noble Tequila and High West Whiskey.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, about 40 facilities and approximately 8,000 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.